SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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☑ Preliminary information statement

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☐ Definitive information statement

MYSTARU.COM, INC.

(Name of Registrant as Specified in Its Charter)

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MYSTARU.COM, INC.

349 Dabeilu

Shiqiao, Panyu

Guangzhou, Guangdong

China 511400

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

TO ALL STOCKHOLDERS:

This Information Statement is first being mailed on or about September [___], 2009 to the holders of record of the common stock, par value $0.001 (the “Common Stock”) of MyStarU.com, Inc. (“we”, “us” or the “Company”) as of the close of business on September [___], 2009 (the “Record Date”). This Information Statement relates to certain actions taken by the written consent of the holders of a majority of the Company's outstanding Common Stock, dated August 27, 2009 (the “Written Consent”).

The Written Consent authorized, effective upon the 21st day following the mailing of this Information Statement to the Stockholders of the Company, the following:

(1) The amendment of the Company’s Certificate of Incorporation to change the name of the Company from MyStarU.com, Inc. to Subaye, Inc. (the “Name Change”);

(2) The amendment of the Company's Certificate of Incorporation to effect a reverse stock split of the Company's issued Common Stock, on the basis of issuing one (1) share of Common Stock in exchange for each one hundred (100) shares of Common Stock (the “Reverse Stock Split”); and

(3) The amendment of the Company’s Certificate of Incorporation to increase the authorized number of shares of our Common Stock post Reverse Stock Split from 3,000,000 to 150,000,000 (the “Share Increase Amendment” and together with the Name Change and  the Reverse Stock Split, the “Transactions”).

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under the General Corporation Law of the State of Delaware (the “DGCL”) and the Company's Bylaws to approve the Transactions.  Accordingly, the Transactions shall not be submitted to the Company's other stockholders for a vote.

This Information Statement is being furnished to you to provide you with material information concerning the actions taken in connection with the Written Consent in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated there under, including Regulation 14C. This Information Statement also constitutes notice under Section 228 of the DGCL of the actions taken in connection with the Written Consent.

Only one Information Statement is being delivered to two or more security holders who share an address, unless the Company has received contrary instructions from one or more of the security holders. The Company will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by calling the Company at (86) 20-3999-0266, or by writing to us at 349 Dabeilu, Shiqiao, Panyu, Guangzhou, Guangdong, China 511400, Attn: Alan R. Lun.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Date: September [__], 2009

Alan R. Lun,
President and Chief Executive Officer

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being mailed or otherwise furnished to stockholders of the Company in connection with the prior receipt by the Board of Directors (the “Board”) of approval by Written Consent of the holders of a majority of the Company's Common Stock to approve the Transactions.

The Board believes it is in the best interests of the Company to approve the Transactions in order for the Company to reflect its expanded business plan and potentially have additional financing alternatives in the future.

This Information Statement is being first sent to stockholders on or about September [___], 2009.  The Transactions will become effective following the twentieth (20) day after the mailing.

MEETING NOT REQUIRED

The Transactions were approved by the Written Consent. No further vote is required to approve the Transactions.  The Transactions will become effective following the twentieth (20) day after the mailing of this Information Statement to the stockholders of the Company.

FURNISHING INFORMATION

This Information Statement is being furnished to all holders of Common Stock of the Company.

PROPOSALS BY SECURITY HOLDERS

No security holders entitled to vote have transmitted any proposals to be acted upon by the Company.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, the Company’s stockholders are not entitled to appraisal rights with respect to any of the Transactions, and the Company will not independently provide stockholders with any such right.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Transactions require the approval of a majority of the outstanding shares of Common Stock. Each holder of Common Stock is entitled to one (1) vote for each share held. The record date for the purpose of determining the number of shares outstanding and for determining stockholders entitled to vote, is the close of business on the Record Date, the day in which the Board of Directors of the Company adopted the resolution setting forth and recommending the Transactions. As of the Record Date, the Company had 247,924,316 shares of Common Stock issued and outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 31, 2009, for each person known by the Company to be the beneficial owner of more than 5% of our outstanding shares of common stock.  Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	Wukuang IE Limited	50,000,000	20.1%

Common Stock	Taikang Capital Managements Corporation, 906, 9TH/F, YUXING BUILDING, XIHUAN RD PANYU, GUANGZHOU F4 GD511490	20,000,000	8.0%

*Except as otherwise noted, the address is that of the Company.

The following table sets forth information regarding the beneficial ownership of Company common stock of each of our officers and directors and all our officers and directors as a group as of August 31, 2009.  Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Title of Class	Name of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	Alan R. Lun	1,000,000	0.40%

Common Stock	James T. Crane	735,000	0.20%

Common Stock	Yaofu Su	600,000	0.20%

Common Stock	He Yao	0	0%

	(Directors and Officers as a group, 4 Persons)	2,335,000	0.80%

*Except as otherwise noted, the address is that of the Company.

There are no arrangements, known to the Company, including any pledge by any person, of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

PROPOSAL 1

THE NAME CHANGE

The Board has determined that it would be in the best interests of the Company to adopt the Name Change.

Purpose for the Name Change

The Name Change is intended to convey more clearly a sense of the Company’s business. As the Company has grown, we have expanded our service offering beyond the Company’s website and into entertainment, arts and distribution of feature films. The Company has five business segments: Investments in Entertainment Arts Productions, Online Membership Services Software sales, Importing and exporting of goods, e-commerce and Media and Marketing Management. The Company’s expanded business focus and enhanced offering is better described in a corporate name that reflects the Company’s more comprehensive business.

Effects of the Name Change

Changing our name will not have any effect on our corporate status or the rights of stockholders. Our ticker (trading) symbol, which is currently “MYST” and the CUSIP number of our stock will both change as a result of the name change.

Effective Date

Under applicable federal securities laws, the Name Change cannot be effective until at least twenty (20) calendar days after this Information Statement is sent to or given to our stockholders. The Name Change will become effective upon the filing of the Company’s Amended Certificate of Incorporation, attached hereto as Exhibit A, with the Secretary of State of the State of Delaware.

PROPOSAL 2

THE REVERSE STOCK SPLIT

The Board has determined that it would be in the best interests of the Company to approve the Reverse Stock Split.

A majority of the Company’s shareholders were asked to grant the Board the authority to amend the Certificate of Incorporation for the purpose of effecting the Reverse Stock Split.

Reasons for the Reverse Stock Split

The current number of outstanding shares of Common Stock is atypical for a company of the Company’s size.  The Board believes that the Reverse Stock Split is in the best interests of the Company and may provide the Company with additional financing alternatives in the future.

Management of the Company is not aware of any present efforts of any persons to accumulate Common Stock or to change control of the Company, and the proposed Reverse Stock Split is not intended to be an anti-takeover device.

Furthermore, by effectuating the Reverse Stock Split of the existing shares of the Company on a one (1) for one hundred (100) basis, the Company also hopes to increase its price per share.  There can be no guarantee that the Reverse Stock Split will result in a higher price per share.  Our Board has discretion not to carry out the Reverse Stock Split if it determines that these actions will not be beneficial.

Exchange of Stock Certificates

When the Board effects the Reverse Stock Split, the Company will file an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware.  The Reverse Stock Split will become effective on the date of the filing of the amended Certificate of Incorporation with the Secretary of State of the State of New Delaware (the "Effective Date") and the shareholders will be notified on or after the Effective Date that the Reverse Stock Split has been effected.  The Company's transfer agent, Corporate Stock Transfer, will act as its exchange agent (the "Exchange Agent") for holders of Common Stock in implementing the exchange of their certificates.

As soon as practicable after the Effective Date, shareholders shall be notified and requested to surrender their old certificates to the Exchange Agent in exchange for the proper number of new certificates.  Beginning on the Effective Date, each old certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock as a result of the Reverse Stock Split.

Fractional Shares

Shareholders who would be entitled to receive fractional shares of Common Stock because they hold a number of shares of Common Stock not evenly divisible, will have any such fractional shares of Common Stock rounded up to the nearest whole number.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the Reverse Stock Split.  This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation).  In addition, this summary is limited to stockholders that hold their Common Stock as capital assets.  This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Reverse Stock Split.  The aggregate tax basis of the post-reverse stock split shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore.  The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the Reverse Stock Split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences of the Reverse Stock Split.

PROPOSAL 3

THE SHARE INCREASE AMENDMENT

The Board has determined that it would be in the best interests of the Company to approve the Share Increase Amendment.

Reasons for the Share Increase

We intend to inquire into business acquisition opportunities. Our goal is to increase stockholder value by changing our operations to a business that has the potential to generate greater returns to our stockholders and potential investors than the business we are currently in. The authorized shares of Common Stock will need to be increased in order for the Company to have the necessary flexibility and ability to act quickly in connection with any business acquisition opportunities.

Effectiveness of the Share Increase Amendment

The Share Increase Amendment will be effective upon the filing of the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, the Company's state of incorporation. Currently, there are no agreements that the Company has entered into or plans to enter into in connection with a future stock issuance. There can be no assurance that the Company will enter into such agreements.

Effects of the Share Increase

The overall effect will be an increase in the authorized shares of the Company’s common stock. The unissued shares may be issued by our Board in its discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

The Board believes it advisable to increase in the number of authorized shares for the reasons set forth above. However, this action is not being recommended by the Board as part of an anti-takeover strategy although the Board is aware that the increase in the number of authorized but unissued shares of Common Stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control us.

DESCRIPTION OF SECURITIES

GENERAL

The following description of our capital stock and provisions of our Certificate of Incorporation is a summary thereof and is qualified by reference to our Certificate of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 300,000,000 shares of Common Stock, par value $.001 per share, of which approximately 247,924,316 shares are issued and outstanding. We are authorized to issue 50,000,000 shares of preferred stock, of which no shares are issued or outstanding.

COMMON STOCK

Holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our Common Stock.

Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our Common Stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED STOCK

Our Certificate of Incorporation authorize our Board to create and issue series of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as permitted under Delaware law.

MANAGEMENT’S DISCUSSION ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

This periodic report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management. Statements in this periodic report that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act.

Prospective shareholders should understand that several factors govern whether any forward-looking statement contained herein will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to the products and the future economic performance of the Company. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on actual experience and business development, the Company may alter its marketing, capital expenditure plans or other budgets, which may in turn affect our results of operations. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

The following analysis of the results of operations and financial condition of the Company should be read in conjunction with the financial statements of the Company for the year ended September 30, 2008 and notes thereto contained in the report on Form 10-K as filed with the Securities and Exchange Commission.

OVERVIEW

Company Background

MyStarU.com, Inc., a Delaware corporation, together with its consolidated subsidiaries, is a fully integrated information and entertainment service provider to the business, internet, and consumer markets in the People’s Republic of China (the “PRC”). The Company was originally incorporated on January 6, 1997 in the State of Indiana under the corporate name MAS Acquisition XXI Corp. On December 21, 2000, the Company acquired Telecom Communications of America, a sole proprietorship in California, and changed its name to Telecom Communications, Inc. On February 28, 2005, the Company reincorporated in the State of Delaware by merging with a Delaware corporation of the same name. The surviving Delaware corporation succeeded to all of the rights, properties and assets and assumed all of the liabilities of the original Indiana corporation. On July 10, 2007, the Company changed its name from Telecom Communications, Inc. to MyStarU.com, Inc. The Company's common stock continues to be quoted under the symbol, “MYST.OB,” on the FINRA over-the-counter bulletin board (“OTCBB”) in the United States of America. As used in this report, the words  “MYST”,  “the Company”, ”we”, ”us” and ”our” refer to MyStarU.com, Inc. and its subsidiaries.

The consolidated financial statements presented are those of MyStarU.com, Inc., which have been prepared in accordance with accounting principles generally accepted in the United States of America. The results of operations are for the nine and three months ended June 30, 2009 and 2008, respectively. The Company’s accounting policies and certain other disclosures are set forth in the notes to the consolidated financial statements contained herein.

The consolidated financial statements of the Company reflect the activities of the parent and the following subsidiaries.

Subsidiaries	Countries Registered In	Percentage of Ownership
MyStarU Ltd.	Hong Kong, The People’s Republic of China	100.00%

3G Dynasty Inc.	British Virgin Islands	100.00%

Subaye.com, Inc.	United States of America, Delaware	69.03%

Subaye IIP Limited	British Virgin Islands	69.03%

Guangzhou Panyu Metals & Materials Limited	The People’s Republic of China	100.00%

Guangzhou Subaye Computer Tech Limited	The People’s Republic of China	69.03%

Media Group International Limited	Hong Kong, The People’s Republic of China	69.03%

General Business Discussion

The Company operates under the following business segments:

1.	Investments in Entertainment Arts Productions - The Company purchases and licenses or resells copyrights of entertainment-related assets.

2.	Online Content and Member Services Provider - The Company provides online content and member services for commercial use.

3.	SAAS – The Company provides data storage, access and specific software on servers which are available through remote access by users on a 24 hour basis.

4.	Online Shopping Mall - The Company is in the process of developing an online shopping mall using 3D imaging and animation.

5.	Software Sales - The Company provides web-based and mobile software platforms.

6.
Media and Marketing Management - The Company’s subsidiary, Media Group International, coordinates product placement activities for filmmakers and advertisers within the entertainment arts industry of the PRC.

7.	Importing and Exporting of Goods - The Company conducts international trade using the PRC as its base of operations.

Investments in Entertainment Arts Productions

We generate income from the purchase and subsequent licensing or resale of copyrights for motion pictures, internet broadcasting, television broadcasting, DVD and other possible forms of reproductions of our copyrighted assets.

Motion Pictures

3G Dynasty began the theatrical screening of the film BIG MOVIE (http://ent.sina.com.cn/f/m/bigmovie/index.shtml) in 400 theaters throughout the PRC beginning on December 29, 2006 and running through January 20, 2007. The “Investments in Entertainment Arts” business segment is committed to bringing a variety of unique titles to the Chinese market. Our first release, BIG MOVIE, a joint venture with Hua Xia Films Distributions Limited Beijing, is a template for the future distribution of film in the PRC by MYST.

We currently hold copyrights for an additional four motion pictures which are currently in production with our production partners. However, the governmental approval process for release of these additional motion pictures is not yet complete. The following table is an outline of projected release dates for each of our motion pictures:

Projected Release Date

DaYouCun	October, 2009
True?	April, 2010
Qianfu	July, 2010
Paobu	October, 2010

Internet Broadcasts

During the nine months ended June 30, 2009, we generated revenues from our internet broadcasts being viewed on our websites and affiliated websites.  The revenues generated by each copyrighted broadcast(s) and certain revenue-sharing arrangements are detailed in the chart below.

Nine Months Ended June 30, 2009
Big Movie: Subaye	$461,010
Big Movie 2	374,889
The 11 Movies	460,850
The 113 Movies	1,526,133

Total	$2,822,882
We may also license or resell these copyrights and any of our other copyrights for motion pictures, internet broadcasting, television broadcasting, DVD rights and any overseas rights.

One of our business partners, ZesTV, Inc. (“ZesTV”) is a leading Chinese media and entertainment company. ZesTV is involved with the development, production, and marketing of entertainment, news and information to a global audience. ZesTV owns and operates a valuable portfolio of news and entertainment networks, a premier motion picture company, significant television production operations, a leading internet entertainment website group, and plans the development of studio-branded theme parks. We have a deposit on account of approximately $550,000 with ZesTV which will be used in the future to secure additional internet broadcast movies as they are developed by ZesTV. These purchases are subject to the approval of 3G Dynasty once the final edited copy of the internet broadcast movies are submitted to 3G Dynasty for review.

As of June 30, 2009, MYST held copyrights to 114 internet broadcasts.

Online Membership Services

Subaye

We own a majority interest in our subsidiary, Subaye.com, Inc. We have established a website, www.subaye.com, which we believe is a premier provider of corporate online video in China and is seen as a destination for business to business e-commerce in the PRC for customers who utilize the website to enhance the marketing and promotion of their business products and services. We continue to experience a strong demand for our services through www.subaye.com and believe the market it serves is one of the fastest growing in the PRC. These customers are demanding easily accessible methods to market and promote their products or services. We do not believe these customers have access to a better platform than www.subaye.com to promote, advertise, market and sell their products and services in the PRC. We have also committed to maintaining a minimal monthly fee for our members with the hope that the demand and low cost of utilizing www.subaye.com will result in stable, if not dramatic membership growth in the coming years.

The online membership services business segment generated member growth of 88% for the twelve months ended April 30, 2009.  We expect continued growth in membership, revenues and net income for this business segment during the fiscal year ending September 30, 2009.

Subaye.com’s platform consists of its websites, www.goongreen.org, www.x381.com, www.goongood.com, www.subaye.com and the Subaye Alliance network, which is its network of third-party websites. As of April 30, 2009, Subaye.com had 39,822 members and the Company’s video database consisting of 80,025 profiles of corporate video showcases. These showcases offer a cost-effective venue for small to mid-size enterprises (“SMEs”) to advertise their products and services and establish and enhance their corporate brands.

We launched the internet video services on our www.subaye.com website and began generating revenues from corporate video uploading services in November, 2006. We have grown significantly since we commenced operations in October of 2006.  We charge our members a monthly membership fee of approximately $100.  The table below details our membership growth and the growth of corporate profiles of small to medium sized enterprises, which make up the majority of our membership.

	Subaye.com Members		Subaye.com Company Profiles
	As of the End of Month	Month Over Month Growth	As of the End of Month	Month Over Month Growth
January 31, 2007	6,562		9,807
February 28, 2007	9,230	41%	12,101	23%
June 30,2007	10,625	15%	21,204	75%
April 30, 2007	11,447	8%	26,323	24%
May 31, 2007	11,699	2%	27,989	6%
June 30, 2007	11,968	2%	29,821	7%
July 31, 2007	12,500	4%	32,560	9%
August 31, 2007	12,876	3%	36,999	14%
September 30, 2007	15,121	17%	38,123	3%
October 31, 2007	15,903	5%	39,400	3%
November 30, 2007	16,023	1%	40,995	4%
December 31, 2007	16,348	2%	45,243	10%
January 31, 2008	18,859	15%	53,343	18%
February 29, 2008 *	19,015	1%	40,301	(24)%
June 30,2008	19,659	3%	46,233	15%
April 30, 2008	23,788	21%	49,112	6%
May 31, 2008	26,442	11%	64,410	31%
June 30, 2008	29,323	11%	68,894	7%
July 31, 2008	29,743	1%	69,996	2%
August 31, 2008	30,127	1%	70,889	1%
September 30, 2008	32,366	7%	71,884	1%
October 31, 2008	34,121	5%	73,298	2%
November 30, 2008	34,545	1%	73,999	1%
December 31, 2008	35,989	4%	75,435	2%
January 31, 2009	36,169	1%	75,685	0%
February 28, 2009	36,199	0%	75,985	0%
June 30, 2009	36,991	2%	76,685	1%
April 30, 2009	39,822	8%	80,025	4%

From July 1, 2007 through December 31, 2007, Subaye.com offered a special promotion to allow potential member users and current member users use of our website free of charge. As a result, no revenue was generated by the Company during this time period.

We believe that Subaye.com is poised for growth due to the following strengths:

	largest user base of users seeking videos produced by SMEs;

	first video uploading service provider in the PRC with an extensive customer base across industries;

	local market experience and expertise in introducing and expanding our services across the PRC and operating in the PRC’s rapidly evolving internet industry;

	leading technology with a proven platform, providing users with relevant video showcase and customers with a cost-effective way to reach potential consumers; and

	extensive and effective nationwide network of over 100 regional distributors, providing high-quality and consistent customer services.

Our goal is to become a platform that provides internet users with the best way to find information and allows businesses to reach a broad base of potential customers. We intend to achieve our goal by implementing the following strategies:

	growing our online video marketing business by attracting potential customers and increasing per-customer spending on our services, enhancing user experience;

	increasing traffic through the development and introduction of new video-related features and functions;

	expanding Subaye Alliance by leveraging our brand and offering competitive economic arrangements to Subaye Alliance members; and

	pursuing selective strategic acquisitions and alliances that will allow us to increase user traffic, enlarge our customer base, expand our product offerings and reduce customer acquisition costs.

The successful execution of our strategies is subject to certain risks and uncertainties, including our ability to:

	offer new and innovative products and services to attract and retain a larger user base;

	attract additional customers and increase per-customer spending;

	increase awareness of our brand and continue to develop user and customer loyalty;

	respond to competitive market conditions;

	respond to changes in our regulatory environment;

	manage risks associated with intellectual property rights;

	maintain effective control of our costs and expenses;

	raise sufficient capital to sustain and expand our business;

	attract, retain and motivate qualified personnel; and

	upgrade our technology to support increased traffic and expanded services.

Subaye.com achieved profitability as of the quarter ended December 31, 2006. We have experienced growth in recent periods, in part, due to the growth in the PRC’s online marketing industry, which may not be representative of future growth or be sustainable. We cannot assure that our historical financial information is indicative of our future operating results or financial performance, or that our profitability will be sustained.

X381

The Company's www.x381.com website is focused on selling goods and services to the PRC marketplace.  The chart below details the growth of this business since the website was acquired by the Company in February, 2008.

	Webshops
	As of the End of Month	Month Over Month Growth
February 29, 2008	14,301
June 30,2008	16,213	13%
April 30, 2008	19,205	18%
May 31, 2008	19,986	4%
June 30, 2008	20,641	3%
July 31, 2008	25,690	24%
August 31, 2008	27,108	6%
September 30, 2008	31,887	18%
October 31, 2008	32,981	3%
November 30, 2008	33,785	2%
December 31, 2008	34,359	2%
January 31, 2009	35,590	4%
February 28, 2009	35,850	1%
June 30, 2009	36,550	2%
April 30, 2009	37,331	2%

The Company has provided its services on the www.x381.com website to its members free of charge since the website was acquired in February 2008.  In July 2009 the Company expects to begin charging annual membership fees of approximately $100 which we currently estimate will generate revenues of approximately $1,000,000 for the year ended September 30, 2009.

Other Websites

We also plan to launch the www.goongood.com and www.goongreen.org websites during the summer of 2009.  We currently estimate an additional $1.2 million in revenues could be generated by these two websites during the year ended September 30, 2009.

MyStarU.com and Icurls.com

The Company purchased www.mystaru.com on October 1, 2006, and www.icurls.com on November 20, 2006. We expect to use the two websites in 2009 to continue to develop the Company’s offerings in the arts education market. From October 1, 2006 and through the date of this report, the Company sold approximately $1.8 million in “master franchise licenses” and approximately $1.7 million in “end user licenses” to unrelated parties in the PRC. The third party purchasers are intent on utilizing the Company’s education-related web-based offerings in certain sectors of the PRC and across potential large portions of the PRC population within each sector.

The system is a prototype for state-of-the-art delivery of streaming video performing education courses in the music and movie industries in the PRC. The new courseware was developed using the Guangzhou Subaye's EDU v5.0 Education Management System and is delivered to viewers via the MYST platform. The multimedia content is produced using Adobe Flash(r) video synchronized presentations and demonstrative video clips. Users can view multimedia training presentations that include downloadable video files of course materials and are then able to upload their own video files to teachers for analysis, which affords users the opportunity to have questions answered by course teachers. MYST intends to use this new capability to reach hundreds of thousands of young people who are interested in entering the performing arts, music and movie industries. MYST’s goal is to deliver education content online without meaningful limitations or restrictions.

In a country with significant mobile phone usage, the growth opportunities remain tremendous. The PRC has more than 1.33 billion people, and mobile services will remain a strong area of growth. Entertainment content for these mobile devices is in high demand and MYST is intent on becoming a dominant player within this space.

SAAS

In September, 2008, the Company committed to the Software as a Service business model (“SAAS”) and the Company's subsidiary, Subaye IIP, completed several significant investments in computer hardware and computer software in order to serve the emerging SAAS marketplace in the PRC.  For the nine and three months ended June 30, 2009, the Company had revenues of $1,618,066 and $1,176,832 from its SAAS business.  The SAAS business is focused on developing significant recurring revenues from a variety of customers.  Management is continuing to focus on the SAAS market in the PRC and expects continued success within the market.

Online 3D Animation Shopping Mall

On April 3, 2009, Subaye IIP, Limited entered into a $2.1 million agreement with a PRC-based web developer with extensive experience within the website design and website infrastructure fields. A new website and associated infrastructure is to be designed and is scheduled to begin operating on or before April 3, 2010. Subaye IIP, Limited’s personnel will supervise the development effort and ensure the vision for the website is fulfilled. The website will feature 3D imaging and animation. We anticipate it will function with and become integrated with the www.subaye.com and www.x381.com websites already operated by the Company. The members of these two websites will also be invited to utilize the new online shopping mall. The Company will sell its own inventory of consumer goods through the online shopping mall and will also earn commissions for allowing its www.x381.com and www.subaye.com members to utilize the shopping mall. The Company believes the vision behind this website is unique and expects significant interest in the website to build as the website nears completion on or before April 3, 2010.

On May 26, 2009, the Company’s subsidiary, Subaye IIP Limited, entered into an agreement with a consumer goods distributor in the PRC. The products will include clothes, footwear, bags and garniture. The consumer goods distributor committed to delivering goods ordered by Subaye IIP Limited or the members of www.subaye.com “just in time.” If the consumer goods distributor does deliver the products ordered by the first day subsequent to the order, the consumer goods distributor will pay Subaye IIP Limited a penalty equal to 5% of the cost of the product ordered.  The contract is valid from May 26, 2009 through November 25, 2010.  In accordance with the contract, Subaye IIP Limited paid a deposit of approximately $8.2 million.  The deposit will be used by the consumer goods distributor to ensure product is available for ordering by Subaye IIP Limited or the members of www.subaye.com or www.x381.com on an as needed basis.

Software Sales

We offer software-based products through our subsidiaries, Subaye IIP and Guangzhou Subaye.

IBS v4.1 and v5.0 Enterprise Suite

The IBS v4.1 and v5.0 software suites include a built-in MoDirect, an innovative suite of technologies that enables wireless and web publishers to target SEO4Mobile users more effectively and allows advertisers to obtain targeted leads with rich demographic data. Corporate users can leverage all available information resource management on the intranet/extranet over the internet, including wireless applications, and advertisers can use the IBS v4.1 and v5.0 to publish SMS and MMS by searches on mobile phones. The system enables manufacturers and service providers to use the internet to establish and manage continuous connections with automated e-services, operations monitoring and e-commerce offerings. The system’s customers include end-user clients in many industries throughout the PRC. The IBS v4.1 and v5.0 standard package includes three servers and software, as well as system integration.

Guangzhou Subaye has continued to develop relationships established in the past with some of the Company’s contacts in the internet and business industries such as Baidu.com (Nasdaq: BIDU), Shanghai Linktone Information Limited (Nasdaq: LTON), the wireless business division of Beijing eLong Information Technology Limited, a subsidiary of eLong Inc. (Nasdaq: LONG), 3721 Inter China Network Software Co. Ltd (www.3721.com), a Yahoo!, Inc. Company (Nasdaq: YHOO), Tencent Company Limited (www.qq.com), Kongzhong Corporation (Nasdaq: KONG), Guangdong Mobile Communication Co., Limited, a China Mobile Communications Corporation and China Mobile (Hong Kong) Ltd. (NYSE: CHL) to develop entertainment, SMS, MMS, WAP portal and other wireless content such as artist profiles, gaming and an SEO4Mobile SMS search engine.

Import and Export Trading

Our subsidiary, Guangzhou Panyu Metals and Minerals Import & Export Co., Ltd (“Panyu M&M”) holds the licenses and approvals necessary to operate our international trading and provide e-commerce logistic agent services. Panyu M&M operates in today’s global economy and continually delivers quality services for our importing and exporting clientele. As in the other three business segments, we believe the import/export businesses of the PRC are well-positioned.

During the year ended September 30, 2009, management expects significant growth in revenues for Panyu M&M.  Panyu M&M has been in the process of negotiating significant distribution contracts with large PRC importers in recent months and anticipates revenues from these potential new contracts will be significant if and once finalized.

Results of Operations

Income Statement Items

The following table summarizes the results of our operations during the three months ended June 30, 2009 and 2008 and provides information regarding the dollar and percentage increase or (decrease) from the current fiscal period to the prior fiscal period:

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2009 AND 2008

(UNAUDITED)

	June 30, 2009	June 30, 2008	$ Increase (Decrease)	% Increase (Decrease)
	(Unaudited)	(Unaudited)
Net Revenues	$9,936,403	$5,899,508	$4,036,895	68%
Cost of Sales	4,436,480	3,972,121	464,359	12%
Gross Profit	5,449,923	1,927,387	3,572,536	185%
Operating Expenses	1,234,533	817,578	416,955	51%
Income From Operations	4,265,390	1,109,809	3,155,581	284%
Other Income and Expenses	21	8,066	(8,045)	(100)%
Income From Operations Before Taxes	4,265,412	1,117,875	3,147,536	282%
Provision For Income Taxes	-	(683)	683	(100)%
Minority Interest in Income of Subsidiaries	(1,524,474)	(347,696)	(1,176,778)	338%
Net Income From Operations	2,740,937	769,496	1,971,441	256%
Foreign Currency Translation Adjustment	1,822	(68,006)	69,828	(103)%
Comprehensive Income	2,742,759	701,490	2,041,269	291%

Earnings Per Common Shares
-Basic and Diluted	$0.02	$0.00

Weighted Average Common Shares Outstanding
-Basic and Diluted	178,108,931	156,014,316

Revenues increased by $4,036,895 due primarily to:

Revenues were approximately $9.9 million for the three months ended June 30, 2009 compared to approximately $5.9 million for the three months ended June 30, 2008.  The increase of approximately $4.0 million was due primarily to the Company’s growth in revenues for its online membership services business segment of approximately $3.0 million, growth in the new SAAS business segment of approximately $1.2 million and growth in the import and export sales business segment of approximately $600,000. The investments in entertainment arts business segment had a reduction in revenues of approximately $800,000.  The Company's investments in entertainment arts productions business segment licenses, provides internet broadcasts and completes outright sales of its entertainment assets, namely copyrights. During the three months ended June 30, 2009 and 2008, the Company's investments in entertainment arts business segment sold copyrights to motion pictures for approximately $0 and $800,000, respectively, and recorded approximately $400,000 in revenues, respectively, for the Company's online video playing fees.  For the three months ended June 30, 2009 and 2008, the Company recorded net revenues of approximately $5.6 million and $2.6 million, respectively, for its online membership services segment.   The Company had approximately 40,000 and 26,000 members of its www.subaye.com website throughout the three months ended June 30, 2009 and 2008, respectively, each of which paid approximately $100 per month for the services and content available at www.subaye.com.  Under an agreement with China Netcom, the Company's internet provider, and SSTH Limited, the Company's third party merchant services provider, the Company retains 50% of the gross revenues generated by the www.subaye.com website.  China Netcom and SSTH retain the remaining 50% of gross revenues.  The Company continues to see increased interest in SAAS solutions within the Chinese marketplace and is working to obtain marketshare as this business expands in popularity and acceptance within China. The Company now has three SAAS contracts which generate total monthly revenues of over $450,000.  The importing and exporting business segment suffered as a result of the general downturn in the economy in the last few months of 2008 and first three months of 2009.  The economy appeared to be strengthening at the end of June 2009.  The media and marketing management business segment generated approximately $0, respectively, during the three months ended June 30, 2009 and 2008, respectively. The Company expects to release the DaYouCun motion picture by October 31, 2009.

Costs of Sales increased by $464,359 due primarily to:

Costs of sales were approximately $4.4 million for the three months ended June 30, 2009 compared to $4.0 million for the three months ended June 30, 2008.  During the three months ended June 30, 2009 and 2008, the Company's investments in entertainment arts productions business segment had costs of sales which included approximately $0 and $750,000 for the cost basis of copyrights sold, respectively. Amortization of copyrights totaled approximately $957,000 and $0 for the three months ended June 30, 2009 and 2008. Amortization and depreciation of the Company’s websites and computer software totaled approximately $1.6 million and $1.2 million for the three months ended June 30, 2009 and 2008. The cost of goods sold for the importing and exporting business segment totaled approximately $2.6 million for the three months ended June 30 2009 and 2008, respectively. The Company's media and marketing management business segment did not generate any revenues and therefore did not generate any costs of sales during the three months ended June 30, 2009 and 2008, respectively.

Operating Expenses increased by $416,955 due primarily to:

For the three months ended June 30, 2009, we incurred operating expenses of $1.2 million, as compared to approximately $800,000 for the three months ended June 30, 2008. The increase in operating expenses for the three months ended June 30, 2008 is comprised of an increase in advertising costs of approximately $200,000 and other general and administrative expenses of approximately $200,000.

Other income and expenses decreased by $8,045 due primarily to:

Other income and expenses were $21 for three months ended June 30, 2009 compared to $8,066 for the three months ended June 30, 2008. For the three months ended June 30, 2009, the Company recorded interest income on its bank balances of $21. For the three months ended June 30, 2008, the Company had other income, which included interest income and other income earned through the importing and exporting business segment for non-operating activities, respectively.

Net income increased by $1,974,441:

The Company generated net income of approximately $2.7 million and approximately $800,000 for the three months ended June 30, 2009 and 2008, respectively.  The increase in net income is a result of the substantial growth of the online membership services business segment.

Results of Operations

Income Statement Items

The following table summarizes the results of our operations during the nine months ended June 30, 2009 and 2008 and provides information regarding the dollar and percentage increase or (decrease) from the current fiscal period to the prior fiscal period:

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED JUNE 30, 2009 AND 2008

(UNAUDITED)

	June 30, 2009	June 30, 2008	$ Increase (Decrease)	% Increase (Decrease)
	(Unaudited)	(Unaudited)

Net Revenues	$33,686,097	$21,708,427	$11,977,670	55%
Cost of Sales	16,245,782	15,480,755	765,027	5%
Gross Profit	17,440,315	6,227,672	11,212,643	180%
Operating Expenses	10,046,076	2,985,634	7,060,442	236%
Income From Operations	7,394,239	3,242,038	4,152,201	128%
Other Income	37	22,317	(22,280)	(100)%
Income From Operations Before Taxes	7,394,276	3,264,355	4,129,921	127%
Provision For Income Taxes	-	(1,735)	1,735	(100)%
Minority Interest in Losses (Income) of Subsidiaries	(1,387,687)	(898,268)	(489,419)	54%
Net Income From Operations	6,006,589	2,364,352	3,642,237	154%
Foreign Currency Translation Adjustment	23,690	(132,726)	156,416	(118)%
Comprehensive Income	6,030,279	2,231,626	3,798,653	170%

Earnings Per Common Shares
-Basic and Diluted	$0.04	$0.02

Weighted Average Common Shares Outstanding
-Basic and Diluted	170,200,983	152,309,187

Revenues increased by $11,977,670 due primarily to:

Revenues were approximately $33.7 million for the nine months ended June 30, 2009 compared to $21.7 million for the nine months ended June 30, 2008. The increase of $12.0 million is due primarily to the Company’s growth in revenues for its online membership services business segment of approximately $9.8 million, growth in the investments in entertainment arts business segment of approximately $2.2 million, growth in the SAAS business of approximately $2.9 million, a reduction in the importing and exporting and media and marketing business segments of approximately $2.2 million and $600,000, respectively..  For the nine months ended June 30, 2009 and 2008, the Company recorded net revenues of approximately $33.7 million and $21.7 million, respectively, for its online membership services business segment.  The Company had approximately 37,000 members of its www.subaye.com website, each of which paid approximately $100 per month for the services and content available at www.subaye.com.  Under an agreement with China Netcom, the Company's internet provider, and SSTH Limited, the Company's third party merchant services provider, the Company retains 50% of the gross revenues generated by the www.subaye.com website.  China Netcom and SSTH retain the remaining 50% of gross revenues.  The Company's www.subaye.com website only recorded membership-based revenues of $6.6 million in the nine months ended June 30, 2008.  The Company had provided its members free access to the www.subaye.com website from July 1, 2007 through December 31, 2007.  For the nine months ended June 30, 2009 and 2008, the Company recorded approximately $7.1 million and $9.3 million in revenues, respectively, for the Company's importing and exporting business segment.  The importing and exporting business segment suffered as a result of the general downturn in the economy in the last few months of 2008 and first three months of 2009.  The Company's investments in entertainment arts productions business segment licenses, provides internet broadcasts and completes outright sales of its entertainment assets, namely copyrights.  During the nine months ended June 30, 2009 and 2008, the Company generated approximately $2.8 million and approximately $365,000 from the viewing of internet broadcast movies, respectively.  During the nine months ended June 30, 2009 and 2008, the Company's investments in entertainment arts business segment sold master franchise licenses for approximately $602,000 and $2.1 million, respectively. Additionally, during the nine months ended June 30, 2009 and 2008, the Company’s investments in entertainment arts business segment sold copyrights to a motion picture for approximately $4.1 million and $1.7 million, respectively. The Company’s software sales business model generated approximately $1.6 million and $0 during the nine months ended June 30, 2009 and 2008, respectively.  The media and marketing management business segment generated approximately $0 and $640,000 during the nine months ended June 30, 2009 and 2008, respectively. The Company expects continued strong growth in its online membership services business segment and believes the increased spending by the Chinese government in recent months will slowly reinvigorate the Chinese economy and eventually lead many new small to medium sized businesses to the www.subaye.com website.   The Company expects to release the DaYouCun motion picture by October 31, 2009 and is beginning to generate significant revenues through its internet broadcasting and co-advertising programs.  The Company continues to see increased interest in SAAS solutions within the Chinese marketplace and is working to obtain market share as this business expands in popularity and acceptance within China.  The importing and exporting business segment is suffering from the economic downturn but the Company is attempting to reposition itself to ensure the Company is ready to generate new business when economic conditions improve.

Costs of Sales increased by $765,027 due primarily to:

Costs of sales were approximately $16.2 million for the nine months ended June 30, 2009 compared to $15.5 million for the nine months ended June 30, 2008.  During the nine months ended June 30, 2009 and 2008, the Company's investments in entertainment arts productions business segment had costs of sales which included approximately $3.7 million and $1.7 million for the cost basis of copyrights sold, respectively. Depreciation and amortization of websites and computer software totaled approximately $3.8 million in 2009 and $2.1 million in 2008. The costs of goods sold through the importing and exporting business segment totaled approximately $2.6 million and $2.1 million in 2009 and 2008, respectively. The Company's media and marketing management business segment did not generate any revenues and therefore did not generate any costs of sales during the nine months ended June 30, 2009.  During the nine months ended June 30, 2008, costs of sales for the media and marketing management business segment included $702,935 in production costs associated with completing advertising plans and ordering advertising on behalf of one customer.

Operating Expenses increased by $7,060,442 due primarily to:

For the nine months ended June 30, 2009, we incurred operating expenses of approximately $10.0 million as compared to $3.0 million for the nine months ended June 30, 2008. The increase in operating expenses in 2008 is comprised almost entirely of a significant increase in advertising costs, which were inclusive of a $6.8 million advertising promotion which was expensed in the nine months ended June 30, 2009.  In total, advertising expense was approximately $7.5 million and $1.3 million for the nine months ended June 30, 2009 and 2008, respectively.

Other income and expenses decreased by $22,280 due primarily to:

Other income was $38 for the nine months ended June 30, 2009 compared to $22,317 for the nine months ended June 30, 2008. For the nine months ended June 30, 2009, the Company only had minimal interest income on its savings accounts. For the three months ended June 30, 2008, the Company had other income, which included interest income and other income earned through the importing and exporting business segment for non-operating activities.

Net income increased by $3,642,237:

The Company generated net income of $3,265,652 and $1,594,856 for the nine months ended June 30, 2009 and 2008, respectively.  The increase in net income is a result of the substantial growth of the online membership services and continued growth in the SAAS business.

Liquidity and Capital Resources

We believe that our currently-available working capital, consistent cashflow from our online membership services business segment and the collection of our accounts receivable, should be adequate to sustain our operations through September 30, 2009.

As of June 30, 2009, we had a cash balance of $770,228, consisting of cash held in PRC and Hong Kong banks and cash in hand. We currently have no cash positions in the United States of America.

Management has invested substantial time evaluating and considering numerous proposals for possible investments, acquisitions or business combinations, either sought out by management or presented to management by investment professionals, the Company’s advisers and others. We continue to consider acquisitions, business combinations, or start up proposals, which could be advantageous to our shareholders. No assurance can be given that any such project, acquisition or combination will be concluded, or that all these actions will be approved by our Board of Directors.

Net cash provided by operations for the nine months ended June 30, 2009 was $2,106,649. Net income for the nine months ended June 30, 2009 was $6,006,589. Noncash charges totaled $6,928,223 for the three months ended June 30, 2009. Changes in assets and liabilities for the nine months ended June 30, 2009 utilized $10,828,163. In the future, we may use cash in our operations due to our continuing efforts to rapidly expand our operations.

Our future growth is dependent on our ability to continue to generate significant and consistent cashflow through the online membership services business segment, raise capital for expansion as necessary, and to continually seek additional revenue sources.  If we decide to pursue any acquisition opportunities or other expansion opportunities, we may need to raise additional capital, although there can be no assurances that such capital-raising activities would be successful.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

REQUIRED VOTES

The Transactions were approved pursuant to the Written Consent. No further vote is required to approve the Transactions.  The Information Statement will become effective following the twentieth (20) day after the mailing to the stockholders of the Company.

VOTES OBTAINED

The following individuals own the number of shares and percentages set forth opposite their names and executed the Written Consent:

Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Class
Wukuang IE Limited	50,000,000	20.1%
Taikang Capital Managements Corporation	20,000,000	8.0%
Bon Air Group Ltd.	11,565,000	4.6%
Gui Wen Cai	11,500,000	4.6%
Trueboon Corporation	8,500,000	3.4%
Bloomen Limited	8,000,000	3.2%
Results Group International Corp., Limited	7,000,000	2.8%
Free Productions Limited	7,000,000	2.8%
Jin Li	1,100,000	0.4%
Ruibo Lun	1,000,000	0.4%
Total	125,665,000	50.3%

INTEREST OF CERTAIN PERSONS IN FAVOR OF OR IN OPPOSITION TO THE TRANSACTION

No officer or director will receive any direct or indirect benefit from the Company’s proposed Transactions.

By Order of the Board of Directors

Alan R. Lun, President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MYSTARU.COM, INC.

  It is hereby certified that:

1.              The name of the corporation (hereinafter called the "Corporation") is MyStarU.com, Inc.

2.              The Certificate of Incorporation (the “Certificate”) of the Corporation was filed with the Secretary of State of the State of Delaware on January 14, 2005, and was amended pursuant to a Certificate of Amendment, which was filed with the Secretary of State of the State of Delaware on May 11, 2007.

3.              The Amended Certificate of the Corporation is hereby further amended by striking out Article I thereof and by substituting in lieu of said Article the following:

“ARTICLE I

NAME OF CORPORATION

The name of the Corporation is Subaye, Inc. (hereinafter, the “Corporation”).”

4.              The aggregate number of shares which the Corporation is currently authorized to issue is 350,000,000 shares, of which 300,000,000 shares are common stock with par value of $0.001 (“Common Stock”) and 50,000,000 shares are preferred stock with par value of $0.001 (“Preferred Stock”).  There are currently 247,924,316 shares of Common Stock outstanding.  Each of the 300,000,000 issued shares of Common Stock will be changed on a one hundred (100) to one (1) basis.  As a result of the change, the Corporation shall have ___________ issued shares of Common Stock, with ____________ shares outstanding.

5.              The Amended Certificate of the Corporation is hereby further amended by striking out paragraph (1) of Article VI thereof and by substituting in lieu of said paragraph the following:

 “(1) The amount of total authorized capital stock of this Corporation shall be ____________ shares, divided as follows: (i) ____________ shares of Common Stock, with $.001 par value (the “Common Stock”), and (ii) ____________ shares of Preferred Stock, with $0.001 par value (the “Preferred Stock”).”

6.              The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on September __, 2009

Name: Alan R. Lun
Title: Chief Executive Officer